UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 29, 2011

eDiets.com, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-30559	56-0952883
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1000 Corporate Drive

Suite 600

Fort Lauderdale, FL 33334

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (954) 360-9022

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

This Current Report on Form 8-K/A (the “Amendment”) updates and corrects certain of the information previously disclosed in a Current Report on Form 8-K filed on December 1, 2011 (the “Original Form 8-K”) relating to the appointment, on November 29, 2011, of Berke Bakay to the Board of Directors (the “Board”) of eDiets.com, Inc. (the “Company”) and a related grant of options to purchase shares of the Company’s common stock. No other changes have been made to the Original Form 8-K.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) On November 29, 2011, the Board increased the size of the Board from seven to eight members and, as previously announced, appointed Mr. Bakay to serve as non-executive member of the Board for a term expiring at the 2012 annual meeting of stockholders when his successor is elected and qualified, or his earlier resignation or removal. As of the date of this Amendment to the Original Form 8-K, Mr. Bakay has not been appointed to any committees of the Board.

In connection with Mr. Bakay’s appointment to the Board and in accordance with the Company’s policy regarding compensation of non-executive directors, the Board approved the grant of options under the 2010 Amended and Restated Equity Incentive Plan to purchase 228,724 shares of Company common stock at a per share exercise price of $0.47, the closing price of the Company’s common stock on November 29, 2011. Pursuant to the grant, options to purchase 15,958 shares will vest on December 31, 2011. Options to purchase the remaining 212,766 shares will vest according to the following schedule: 70,213 shares on November 29, 2012; 70,213 shares on November 29, 2013; and 72,340 shares on November 29, 2014.

SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

eDiets.com, Inc.

By:	/s/ Kevin McGrath
Kevin McGrath
Chief Executive Officer and President

Date: December 15, 2011